UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2010

 SECURED DIGITAL APPLICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25658	84-1357927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue, 10th Floor
New York, New York	10169
(Address of Principal Executive Offices)	(Zip Code)

(212) 551-1747
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On June 18, 2010, Secured Digital Applications, Inc.’s Malaysian subsidiary, Juta Ketara Sdn Bhd (the “Assignor”), BlueCircle Technology Sdn Bhd and Triband Solar-Wind Power Sdn Bhd (the “Assignee) executed an Assignment Agreement.  Under the Agreement, the Assignor has assigned all its rights, obligations and liabilities under the binding Letter of Intent (“LOI”) executed with BlueCircle Technology Sdn Bhd, a Malaysian corporation (“BlueCircle”) to the Assignee.  Pursuant to the Agreement, the Assignee will also reimburse the Assignor all its due diligence expenses.

Juta Ketara had executed a binding Letter of Intent with BlueCircle on May 31, 2010 with respect to the purchase of all of the rights and assets, including but not limited to, accounts receivable; inventory at lower of cost or fair market value; certain assets; customer lists; databases; sales, service and vendor contracts constituting the solar energy business of BlueCircle (the “Transaction”).  The purchase price for the rights and assets subject to post closing adjustments is approximately $1.55 million payable at the closing of the Transaction.

Triband Solar-Wind Power Sdn Bhd is a 30:70 joint venture company between Juta Ketara Sdn Bhd and Triband Resources.  The authorized share capital of the joint venture company is Ringgit Malaysia Twenty Million (approximately $6.06 million).  The cost of Juta Ketara’s investment in the joint venture company is Ringgit Malaysia Two Hundred Thousand (approximately $1.81 million). The joint venture was established to build and operate a 10MW solar-wind hybrid energy farm on a 101 hectare site located in Selangor, Malaysia.

The assignment of the LOI to Triband Solar-Wind Power Sdn Bhd, has helped Juta Ketara to reduce its risks while having ownership in a renewable energy production company that has a strong demand for its production output.

Item 9.01   Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.

Document

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99.1

Assignment Agreement dated June 18, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURED DIGITAL APPLICATIONS, INC.

Date: June 21, 2010	By:	/s/ Kamaruddin Bujang
Kamaruddin Bujang
President & Chief Executive Officer